Calculation of Filing Fee Tables
S-8
Repay Holdings Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.001 par value per share	Other	833,333	$ 3.39	$ 2,824,998.87	0.0001381	$ 390.13
Total Offering Amounts:						$ 2,824,998.87		$ 390.13
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 390.13
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share ("Common Stock"), of Repay Holdings Corporation (the "Company") that become issuable under the Restricted Stock Units Employment Inducement Award Agreement, dated June 1, 2026, by and between the Company and Rick Watkin by reason of any future stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated pursuant to Rules 457(h) and 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on The Nasdaq Capital Market on June 15, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources